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                                                                    Exhibit 99.0

                             SHELDAHL INC. TO CLOSE
                           ENDICOTT, NEW YORK FACILITY

            CONTINUED SOFTENING IN DEMAND FOR SPECIALIZED PRODUCTS AS
                         MANUFACTURED IN ENDICOTT CITED

NORTHFIELD, Minnesota--Feb. 15, 2002--Sheldahl, Inc. (NASDAQ: SHEL) today announced that its wholly owned subsidiary, International Flex Technologies
(IFT), will cease operations in its Endicott, New York facility. The company said it has notified employees that operations would conclude by the end of May 2002. The facility, which employs 115 workers, manufactures fine-line, flexible circuits for use in the computer, data communications and medical markets.

     "Demand for the specialized products manufactured in Endicott has diminished, and we do not anticipate this demand to increase in the foreseeable future. As a result of these conditions and as part of our ongoing efforts to reduce costs, we have made the difficult decision to permanently close the Endicott facility," said Benoit Pouliquen, President and Chief Executive Officer of Sheldahl.

     "We wish to emphasize this decision is in no way a reflection of the Endicott workforce. Rather, this decision is a result of current business conditions and the future business outlook," said Mr. Pouliquen.

     The company said it is working with area employers and New York State officials to assist affected workers in job placement. In addition, the company said it would provide severance packages and outplacement services. In compliance with the federal Worker Adjustment and Re-training Notification Act, IFT has given appropriate notice to affected employees.

ABOUT SHELDAHL

Sheldahl, Inc. is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive, electronics and data communications markets. The company, which is headquartered in Northfield Minnesota, has operations in Northfield; Longmont, Colorado; Endicott, New York; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.



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     The discussion above contains statements within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors. Information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended December 29, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

Contact:

Coltrin & Associates
Matt West, 630/852-6468
Cell: 630/430-6051
or
Troy McCombs, 212/221-1616